As filed with the Securities and Exchange Commission on April 8, 2022

Registration No. 333- 258066

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN NOBLE GAS INC
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	87-3574612 (I.R.S. Employer Identification Number)

American Noble Gas Inc

15612 College Blvd

Lenexa, KS 66219

(913) 948-9512

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

President, Chief Executive Officer and Chairman

American Noble Gas Inc

15612 College Blvd

Lenexa, KS 66219

(913) 948-9512

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Danovitch, Esq.

Charles E. Chambers Jr., Esq.

Hermione M. Krumm, Esq.

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement as determined by the Registrant.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 7, 2021, American Noble Gas, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, American Noble Gas Inc, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of December 7, 2021 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). On December 7, 2021, the effective time of the Reincorporation Merger (the “Effective Time”), a Certificate of Merger was filed with the Secretary of State of the State of Delaware and Articles of Merger were filed with the Secretary of State of the State of Nevada, pursuant to which the Registrant was renamed “American Noble Gas Inc” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement and transactions contemplated thereby were adopted by the holders of a majority of the outstanding shares of Predecessor Registrant’s common stock, par value, $0.0001 per share (the “Predecessor Common Stock”) and/or Series A Convertible Preferred Stock, par value $0.0001 per share (the “Predecessor Series A Preferred Stock”), on an as-converted to Predecessor Common Stock basis, by written consent in lieu of a special meeting of stockholders, in accordance with the Delaware General Corporation Law, as amended.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, (i) each outstanding share of Predecessor Common Stock automatically converted into one share of common stock, par value $0.0001 per share, of the Registrant (“Registrant Common Stock”), (ii) each outstanding share of the Predecessor Series A Preferred Stock automatically converted into one share of Series A Convertible Preferred Stock, par value $0.0001 per share of the Registrant (“Registrant Series A Preferred Stock”), and (iii) each outstanding option, right or warrant to acquire shares of Predecessor Common Stock converted into an option, right or warrant to acquire an equal number of shares of Registrant Common Stock under the same terms and conditions as the original options, rights or warrants.

The Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-1, (Registration No. 333-258066) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2021, pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Nevada from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment, the Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, including the prospectuses included therein.

For the purposes of this Amendment and the Registration Statement, unless the context otherwise requires, (i) the term “the Company,” “we,” “our,” or “us” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time; (ii) as of any period prior to the Effective Time, references to the “directors” mean the directors of the Predecessor Registrant, and, as of any period at and after the Effective Time, the directors of the Registrant, (iii) as of any period prior to the Effective Time, references to “stockholders” mean the holders of Predecessor Common Stock and Predecessor Series A Preferred Stock, and, as of any period at and after the Effective Time, the holders of Registrant Common Stock and Registrant Series A Preferred Stock, and (iv) as of any period prior to the Effective Time, references to “Common Stock” and “Series A Preferred Stock” mean the Predecessor Common Stock and Predecessor Series A Preferred Stock, respectively, as of any period at and after the Effective Time, Registrant Common Stock and Registrant Series A Preferred Stock, respectively.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by the Predecessor Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Post-Effective Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Effective Time and incorporated by reference in the Registration Statement, will not reflect the change in our name or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of holders of Registrant Common Stock are now subject to the Nevada Revised Statutes and governed by the Registrant’s Articles of Incorporation, as corrected, restated and/or amended and its Bylaws, as corrected, restated and/or amended, initially filed as exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2021, which are incorporated herein by reference.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-1: Part II, the exhibit index and the exhibits filed in connection with this Post-Effective Amendment. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$605.46
Transfer agent and registrar fees and expenses	$500.00
Legal fees and expenses	$15,000.00
Printing fees and expenses	$500.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$394.54
Total	$22,000.00

Item 14. Indemnification of Officers and Directors.

Set forth below is a description of certain provisions of the Articles of Incorporation, as corrected, restated and/or amended (the “Articles of Incorporation”) of the Registration, the Bylaws of the Registrant, as corrected, restated and/or amended (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws and the NRS.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation further provide that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Articles of Incorporation and Bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, Article 15 of our Articles of Incorporation provides:

“A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as currently in effect or as the same may hereafter be amended.”

We have not purchased directors’ and officers’ liability insurance for any person as a director, officer, employee or agent of us against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not our Company would have the power to indemnify him against such liability under the provisions of our Articles of Incorporation.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

During the last three (3) years, we have sold the following unregistered securities:

Effective May 23, 2019, we and an investor (“May 2019 Investor”) entered into an exchange agreement (“May 2019 Exchange Agreement”) and a side-letter agreement (“Side-Letter Agreement”) that resolved issues that had arisen related to the private placement of a $12.0 million principal amount secured convertible note and a warrant to purchase 1,800,000 shares of Common Stock in May 2015 (the “May 2015 Private Placement”). Under the May 19 Exchange Agreement, the May 2019 Investor exchanged all of its rights under the original securities issued in the May 2015 Private Placement for 770,485 shares of Common Stock (which was amended to 605,816 shares of Common Stock pursuant to Amendment No.1 to the May 2019 Exchange Agreement, which we entered into with the May 2019 Investor on May 30, 2019) and certain rights to acquire additional securities in the future, which may be exercised for additional shares of Common Stock. Pursuant to the provisions of the Side-Letter Agreement, effective November 23, 2019, the parties agreed to the issuance of 567,348 shares of Common Stock and a warrant to purchase up to 61,380 shares of Common Stock at an exercise price of $0.50 per share, which expires on June 19, 2026. Pursuant to the Side-Letter Agreement, we also agreed that from the execution date of the May 2019 Exchange Agreement until twelve (12) months from such date, we will not raise capital at a price that is below $0.10 per share of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) without the May 2019 Investor’s consent. Such shares of Common Stock and rights to acquire additional securities were issued in reliance on Section 3(a)(9) of the Securities Act.

On June 4, 2019, we and WestPark Capital, Inc. (“WestPark”) executed an exchange agreement whereby WestPark received a new warrant to purchase up to 50,000 shares of Common Stock (post-split basis) with an exercise price of $0.50 per share and a seven-year term in exchange for its original warrant in connection with the May 2015 Private Placement. The new warrant does not contain any price protection provisions. Such new warrant was issued in reliance on Section 3(a)(9) of the Securities Act.

On June 19, 2019, we and a private, third-party lender entered into an exchange agreement whereby such lender received a warrant to purchase up to 570,000 shares of Common Stock (post-split basis) with an exercise price of $0.50 per share and a seven-year term in exchange for its two convertible notes payable issued on November 8, 2016 and November 7, 2017, respectively, and accrued interest thereon. The warrant does not contain any price protection provisions. Such warrant was issued in reliance on Section 3(a)(9) of the Securities Act.

During August 2019 through October 2019, we issued a total of 1,425,000 shares of Common Stock at $0.10 per share for a total of $142,500 pursuant to a private placement memorandum to accredited investors. We used the proceeds to pay the $50,000 nonrefundable deposit required for an option (the “Option”) from Core Energy, LLC, a closely held company (“Core”), to purchase the production and mineral rights/leasehold for oil and gas properties, subject to overriding royalties to third parties, in the Central Kansas Uplift geological formation covering over 11,000 contiguous acres (the “Properties”) and for general working capital purposes. We relied on the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder in issuing the shares of Common Stock in the private placement. We paid no commission or other similar compensation in connection with the transactions.

On October 2, 2019, we granted our Chief Operating Officer, John Loeffelbein, outside of our equity compensation plans, an aggregate of 2,000,000 shares of Common Stock as compensation for Mr. Loeffelbien’s services to the Company. Mr. Loeffelbein was granted such shares pursuant to the exemption provided by Section 4(a)(2) of the Securities Act.

On August 19, 2020, we entered into a securities purchase agreement (the “August Purchase Agreement”) with one investor (the “August Investor”), pursuant to which we issued to the August Investor, in consideration for an aggregate of $325,000, (i) a senior unsecured convertible note payable due August 19, 2021 (the “August Note”), which was, subject to certain conditions, convertible into an aggregate of 3,943,820 shares of Common Stock, at a price of $0.10 per share; and (ii) a common stock purchase warrant (the “August Warrant”), which is immediately exercisable upon issuance and on a cashless basis if the August Warrant has not been registered 180 days after the date of issuance for up to 800,000 shares of Common Stock at an exercise price of $0.50 per share, subject to customary adjustments. Pursuant to the August Purchase Agreement, the August Note and August Warrant were issued to the August Investor in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Pursuant to the August Purchase Agreement, the August Investor was also granted certain piggy-back registration rights, whereby we agreed to register the resale of the shares of Common Stock underlying the August Warrant and the August Note. We repaid the August Note on March 26, 2021. In order to satisfy such obligations, the Company has filed this Registration Statement to register for resale all of the Warrant Shares issuable upon exercise of the August Warrant issued to the August Investor.

The exercise of the August Warrant is subject to a beneficial ownership limitation such that the August Investor may not exercise the August Warrant to the extent that such exercise would result in the August Investor being the beneficial owner in excess of 4.99% (or, upon election of the August Investor, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such exercise, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to us, provided that any increase in such limitation will not be effective until 61 days following notice to us.

Additionally, pursuant to the August Purchase Agreement, for so long as the August Note or August Warrant is outstanding, the August Investor has a right to participate in any issuance of the Common Stock, Common Stock Equivalents (as defined in the August Purchase Agreement), conventional debt, or a combination of such securities and/or debt (a “Subsequent Financing”), up to an amount equal to 35% of the Subsequent Financing.

We used the proceeds of the August Note to pay off $60,125 in principal balance of notes payable that were in default, to pay the $100,000 required by the Exchange Agreement (as defined below) and for general working capital.

On August 19, 2020, we granted certain of our executive officers, directors and affiliate thereof and consultant, outside of our existing equity compensation plans, and pursuant to the August 2020 Restricted Stock Agreements, an aggregate of 5,000,000 shares of Common Stock, subject to the restrictions contained therein, as compensation for their services to the Company. Such individuals were granted such shares pursuant to the exemption provided by Section 4(a)(2) of the Securities Act.

On September 24, 2020, we entered into an exchange and settlement agreement (the “Exchange Agreement”) with SKM Partnership, Ltd. (“SKM”), pursuant to which SKM agreed to exchange an 8% promissory note issued by us to SKM, dated as of December 27, 2013, in the original principal amount of $1,050,000, representing outstanding principal balance of $1,000,000 and accrued and unpaid interest thereon of $481,000, for (i) a cash payment in the amount of $100,000 and (ii) 737,532 newly issued shares of Common Stock. The issuance of the 737,532 shares is being made without any restrictive legends upon reliance on the exemptions from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act and Rule 144 promulgated thereunder. The closing of the exchange occurred on September 24, 2020.

On March 26, 2021, we entered into securities purchase agreements (collectively, the “March Purchase Agreements”) with certain investors (the “March Investors”), pursuant to which, in consideration for an aggregate of $2,050,000, we issued an aggregate of 22,776 shares of Series A Preferred Stock and common stock purchase warrants (the “March Warrants”) exercisable for up to 5,256,410 shares of Common Stock six (6) months following issuance and for five (5) years after such date. Holders of the March Warrants may exercise them on a cashless basis pursuant to the formula provided in the March Warrants if there is not an effective registration statement for the sale of the shares of Common Stock underlying the March Warrants within six (6) months following the Closing Date, as defined in the March Warrants. Such securities were issued to March Investors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (the “Certificate of Designation”), the holders of the shares of Series A Preferred Stock shall have the right, at any time and subject to certain beneficial ownership limitations, to convert some or all of their outstanding shares of Series A Preferred Stock and any accrued but unpaid dividends into that number of shares of Common Stock on a per share basis by dividing $100 (the “Stated Value”) by $0.32 (the “Series A Preferred Conversion Price”), which Series A Preferred Conversion Price is subject to adjustment as described therein. In addition, the shares of Series A Preferred Stock and any accrued but unpaid dividends will automatically convert, subject to certain beneficial ownership limitations in the Certificate of Designation, which provide that a holder of shares of Series A Preferred Stock will not have the right to convert such shares, if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”), upon the closing of any equity financing transaction pursuant to which the Company receives gross proceeds of at least $5,000,000 that is consummated after the initial date of issuance of such shares (a “Qualified Offering”), into the same securities issued by the Company in such Qualified Offering. Pursuant to the Certificate of Designation, such holders of shares of Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock in cash or in shares of Common Stock at a rate of 10% per annum, based on the Stated Value, commencing on April 1, 2021, pro rated, and continuing on each July 1st, October 1st, and January 1st thereafter until the earlier of (i) the date on which the shares of Series A Preferred Stock are converted into shares of Common Stock or (ii) the date the Company’s obligations under the Certificate of Designation have been satisfied in full. Pursuant to the Certificate of Designation, the shares of Series A Preferred Stock also (i) vote on an as-converted to Common Stock basis, subject to the Beneficial Ownership Limitation, (ii) are redeemable in cash at the option of the Company at any time, along with all accrued but unpaid dividends, (iii) rank senior to the Common Stock and any class or series of capital stock authorized or designated after the Series A Preferred Stock and (iv) have a special preference upon the liquidation of the Company.

In connection with the March Purchase Agreement, we and the March Investors entered into that certain registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement to register such shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Preferred Shares”) and such shares of Common Stock underlying the March Warrants. In order to satisfy such obligations, the Company filed this Registration Statement to register for resale all of the Preferred Shares and Warrant Shares issuable upon conversion of the shares of Series A Preferred Stock and upon exercise of the March Warrants issued to the March Investors.

The closing of the private placement in connection with the March Purchase Agreements took place on March 26, 2021. We will allow additional investor purchases to complete the entire offering of an aggregate principal face amount of up to $2,500,000 before closing such offering.

We used the proceeds of the offering of the Series A Preferred Stock to complete the acquisition of the Properties and intend to use the remaining proceeds to complete development of the Properties, to pay-off all outstanding convertible notes payable and for general working capital.

On March 31, 2021, we entered into debt settlement agreements with six creditors of the Company (collectively, the “Creditors”), pursuant to which the Creditors agreed to extinguish an aggregate of $2,866,497 of debt and liabilities of the Company owed to such Creditors in consideration for the issuance to each Creditor of (i) an aggregate of approximately $28,665 in 3% unsecured convertible promissory notes (the “Notes”), which are, subject to certain conditions, convertible at any time at the option of the Creditors into an aggregate of 65,930 shares of Common Stock (including accruable interest), at a price of $0.50 per share and (ii) common stock purchase warrants (the “Creditor Warrants”) which are immediately exercisable for up to an aggregate of 5,732,994 shares of Common Stock and for five (5) years thereafter. Holders of the Creditor Warrants may exercise them on a cashless basis pursuant to the formula provided in the Creditor Warrants if there is not an effective registration statement for the sale of the shares of Common Stock underlying the Creditor Warrants upon the date on which such Creditor Warrants are exercisable. We also granted the Creditors certain piggy-back registration rights pursuant to the Notes and the Creditor Warrants, whereby we agreed to register the resale by the Creditors of the shares underlying the Notes and the Creditor Warrants pursuant to the Notes and Creditor Warrants. Such securities were issued to the Creditors in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act.

The Notes bears interest at a rate of 3% per annum, may be voluntarily repaid in cash in full or in part by us at any time in an amount equal to the face amount plus any accrued and unpaid interest on the Notes (or portion thereof) being prepaid, and mature on March 30, 2026.

On April 1, 2021, the Company and the holder of a $50,000 outstanding convertible note (the “April 2021 Creditor #1”) entered into a settlement agreement pursuant to which the Company issued to such holder 145,000 shares of Common Stock in consideration for the extinguishment of the outstanding principal and accrued interest on such note and the cancellation of common stock purchase warrants of the Company issued in connection with the issuance of such note. The 145,000 shares of Common Stock issued to such holder pursuant to such settlement agreement were valued at $40,600 based on the closing market price of the Common Stock on the date of such extinguishment and cancellation. Such securities were issued to the April 2021 Creditor #1 in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 3(a)(9) of the Securities Act.

Also on April 1, 2021, the Company and the holder of a $35,000 outstanding convertible note (the “April 2021 Creditor #2”) entered into a settlement agreement pursuant to which the Company issued to such holder 100,000 shares of Common Stock in consideration for the extinguishment of the outstanding principal and accrued interest on such note and the cancellation of common stock purchase warrants of the Company issued in connection with the issuance of such note. The 100,000 shares of Common Stock issued to such holder pursuant to such settlement agreement were valued at $28,000 based on the closing market price of the Common Stock on the date of such extinguishment and cancellation. Such securities were issued to the April 2021 Creditor #2 in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act provided in Section 3(a)(9) of the Securities Act.

On June 4, 2021, our board of directors (the “Board”) authorized the grant of stock options to purchase up to (i) 500,000 shares of Common Stock to Stanton E. Ross, the Company’s President, Chief Executive Officer and Chairman of the Board, (ii) 100,000 shares of Common Stock to Leroy C. Richie, a member of the Board, (iii) 100,000 shares of Common Stock to Daniel F. Hutchins, the Company’s Chief Financial Officer, Treasurer, Corporate Secretary and member of the Board, (iv) 350,000 shares of Common Stock to John L. Loeffelbein, the Company’s Chief Operating Officer and (v) a total of 750,000 shares of Common Stock to three Company consultants. All such stock options vest on June 4, 2022, contingent upon the holder of such options continuing to serve the Company on such date, have 10-year terms and are exercisable at $0.50 per share. Such individuals were granted such stock options pursuant to the exemption provided by Section 4(a)(2) of the Securities Act in consideration for the time and efforts such individuals devoted to assisting the Company acquire the Properties and commence its drilling program.

On August 30, 2021, the Company entered into an agreement with an accredited investor (the “8% Note Investor”) for the Company’s senior unsecured convertible note due October 29, 2022 (the “8% Note”), with an aggregate principal face amount of $100,000. The 8% Note is, subject to certain conditions, convertible into an aggregate of 200,000 shares of Common Stock, at a price of $0.50 per share. The Company also issued a five-and-one-half-year common stock purchase warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $0.50 per share, subject to customary adjustments (the “8% Note Warrant”), which is immediately exercisable. The 8% Note Investor purchased the 8% Note and 8% Note Warrant from the Company for an aggregate purchase price of $100,000. The Company also granted the 8% Note Investor certain piggy-back registration rights whereby the Company has agreed to register for resale the shares underlying the 8% Note Warrant and the conversion of the 8% Note unless the shares of the Company commences trading on the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange, within 120 days after the closing date of such transaction.

The 8% Note bears interest at a rate of 8% per annum, may be voluntarily repaid in cash in full or in part by the Company at any time in an amount equal to 120% of the principal amount of the 8% Note and any accrued and unpaid interest. 50% of the 8% Note shall be mandatorily repaid in cash in an amount equal to 120% of the principal amount of the 8% Note and any accrued and unpaid interest in the event of the consummation by the Company of any public or private offering or other financing pursuant to which the Company receives gross proceeds of at least $2,000,000 and 100% of the 8% Note plus accrued interest shall be mandatorily repaid in an amount equal to 120% of outstanding principal and interest in cases in which the Company receives gross proceeds of at least $3,000,000. In addition, pursuant to the 8% Note, so long as the 8% Note remains outstanding, the Company cannot enter into any financing transactions pursuant to which the Company sells its securities at a price lower than $0.50 per share without written consent of the 8% Note Investor.

The conversion of the 8% Note and the exercise of the 8% Note Warrant are each subject to Beneficial Ownership Limitation.

The 8% Note and the 8% Note Warrant were issued to the 8% Note Investor pursuant to Section 4(a)(2) of the Securities Act because the 8% Note Investor represented that it had sufficient sophistication and knowledge of the Company, and the issuance did not involve any form of general solicitation or general advertising. Furthermore, the 8% Note Investor made representations that the securities issued to extinguish the obligations were taken for investment purposes and not with a view to resale.

On October 29, 2021, the Company entered into a securities purchase agreement (the “November Purchase Agreement”) with three accredited investors (the “November Investors”) for the Company’s Senior Unsecured Convertible Promissory Notes due October 29, 2022 (the “November Notes”), with an aggregate principal face amount of $550,000. The November Notes are, subject to certain conditions, convertible into 1,100,000 shares (the “November Conversion Shares”) of Common Stock, at a price per share of $0.50 (“November Conversion Price”). Pursuant to the November Purchase Agreement, the Company also issued a five-and-one-half-year common stock purchase warrant (the “November Warrant”) to purchase up to 1,650,000 shares of Common Stock (the “November Warrant Shares” and collectively with the November Notes, the November Conversion Shares, and the November Warrant, the “November Securities”) at an exercise price of $0.50 per share, subject to customary adjustments. The November Investors purchased the November Securities for an aggregate purchase price of $850,000. The Company has also granted the November Investors certain piggy-back registration rights whereby the Company has agreed to register the resale by the November Investors of the November Warrant Shares and November Conversion Shares. The Company relied on the exemption from the registration requirements of the Securities Act, provided in Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

The November Notes bear interest at a rate of 8% per annum, may be voluntarily repaid in cash in full or in part by the Company at any time (subject to the occurrence of an event of default) in an amount equal to 120% of the principal amount of each November Note and any accrued and unpaid interest, and shall be mandatorily repaid in cash in an amount equal to a) 50% of the then outstanding principal amount equal to 120% of the principal amount of each November Note and any accrued and unpaid interest in the event of the consummation by the Company of any public or private offering or other financing pursuant to which the Company receives gross proceeds of at least $2,000,000 but not greater than $3,000,000; or b) 100% of the then outstanding principal amount equal to 120% of the principal amount of a November Note and any accrued and unpaid interest in the event of the consummation by the Company of any public or private offering or other financing pursuant to which the Company receives gross proceeds of in excess of $3,000,000. In addition, pursuant to the November Notes, so long as a November Note remains outstanding, the Company shall not enter into any financing transactions pursuant to which the Company sells its securities at a price lower than the November Conversion Price, subject to certain adjustments, without written consent of the November Investors.

The conversion of the November Notes and the exercise of the November Warrants are each subject to Beneficial Ownership Limitation.

Pursuant to the November Purchase Agreement, for a period of twelve (12) months after the Closing Date (as defined in the November Purchase Agreement), the November Investors have a right to participate in Subsequent Financing, up to an amount equal to thirty-five percent (35%) of the Subsequent Financing. The transaction completed by the November Purchase Agreement closed on November 1, 2021.

On November 9, 2021, the Company entered into a letter agreement (the “November Letter Agreement”) with U.S. Noble Gas, LLC (“USNG”), pursuant to which USNG will provide consulting services to the Company for exploration, testing, refining, production, marketing and distribution of various potential reserves of noble gases and rare earth element/minerals on the Properties. The November Letter Agreement would cover all of the noble gas, specifically including helium, and rare earth elements/minerals potentially existing on the Properties and the Company’s future acquisitions, if any.

The November Letter Agreement requires the Company to establish a four-member board of advisors (the “Board of Advisors”) comprised of various experts involved in noble gas and rare earth elements/minerals. The Board of Advisors will help attract both industry partners and financial partners for developing a large helium, noble gas and/or rare earth element/mineral resources that may exist in the region where the Company currently operates. The industry partners would include helium, noble gas and/or rare earth element/mineral purchasers and exploration and development companies from the energy industry. The financial partners may include large family offices or small institutions.

The Company will also pay USNG a monthly cash fee equal to $8,000 per month beginning at the onset of commercial helium or minerals production and sales, subject to certain thresholds. Such monthly fees will become due and payable for any month that AMNG receives cash receipts in excess of $25,000 derived from the sale of noble gases and/or rare earth elements/minerals.

In consideration of the foregoing and pursuant to the terms of the November Letter Agreement, on November 9, 2021, the Company also issued warrants (the “November 9 Warrants”), exercisable for five (5) years, to purchase, in the aggregate, 2,000,000 shares of Common Stock, at an exercise price of $0.50 per share, subject to customary adjustments (the “November 9 Exercise Price”) to three of USNG’s principal consultants. The Company also issued November 9 Warrants to purchase, in the aggregate, 1,200,000 shares of Common Stock at the November 9 Exercise Price to the four members of the Board of Advisors. The Company therefore granted a total of 3,200,000 November 9 Warrants to purchase its Common Stock for a price of approximately $1.6 million in connection with the November Letter Agreement and the arrangements described therein. In issuing the Warrants, the Company relied on an exemption from registration under Section 4(a)(2) of the Securities Act. Each holder of the November 9 Warrants has advised the Company that they are sophisticated and can bear the risks associated with the November 9 Warrants, and the Company has not engaged in general solicitation in connection with the offer or sale of the November 9 Warrants.

On January 4, 2022, a holder of Series A Preferred Stock exercised its right to convert 500 shares of Series A Preferred Stock into 156,250 shares of Common Stock. In addition, on February 11, 2022, a holder of Series A Preferred Stock exercised its right to convert 300 shares of Series A Preferred Stock into 93,750 shares of Common Stock.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16(a) by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Lenexa, Kansas, on April 8, 2022.

AMERICAN NOBLE GAS INC
(formerly known as Infinity Energy Resources, Inc. )

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated below on the 8th day of April , 2022.

Signature	Title	Date

/s/ Stanton E. Ross	Chairman of the Board, President and	April 8, 2022
Stanton E. Ross	Chief Executive Officer

/s/ Daniel F. Hutchins	Chief Financial Officer, Treasurer, Secretary	April 8, 2022
Daniel F. Hutchins	and Director

/s/ Leroy C. Richie	Director	April 8, 2022
Leroy C. Richie

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Merger between Infinity Energy Resources, Inc. and Infinity, Inc.(1)
2.2	Agreement and Plan of Merger, dated as of December 7, 2021(20)
3.1(i)(a)	Certificate of Incorporation of Infinity Energy Resources, Inc.(2)
3.1(i)(b)	Corrected Certificate of Incorporation of Infinity Energy Resources, Inc.(16)
3.1(i)(c)	Certificate of Amendment of Certificate of Incorporation of Infinity Energy Resources, Inc.(16)
3.1(i)(d)	Certificate of Amendment of Certificate of Incorporation of Infinity Energy Resources, Inc.(18)
3.1(i)(e)	Articles of Incorporation of American Noble Gas Inc(20)
3.1(i)(f)	Certificate of Merger(20)
3.1(i)(g)	Articles of Merger(20)
3.1(ii)(a)	Bylaws of Infinity Energy Resources, Inc.(1)
3.1(ii)(b)	Amended and Restated Bylaws(18)
3.1(ii)(c)	Bylaws of American Noble Gas Inc(20)
4.1	Form of Certificate of Designations of Series A Convertible Preferred Stock of Infinity Energy Resources, Inc.(12)
4.2	Certificate of Correction of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Infinity Energy Resources, Inc.(14)
4.3	Common Stock Purchase Warrant issued on June 4, 2019(6)
4.4	Common Stock Purchase Warrant issued on June 19, 2019(7)
4.5	Form of Senior Unsecured Promissory Note, due August 19, 2021(8)
4.6	Form of Common Stock Purchase Warrant dated August 19, 2020(8)
4.7	Form of March 16, 2021 Common Stock Purchase Warrant(12)
4.8	Form of March 31, 2021 3% Unsecured Convertible Promissory Note(13)
4.9	Form of March 31, 2021 Common Stock Purchase Warrant(13)
4.10	Form of Common Stock Purchase Warrant, dated October 29, 2021(17)
4.11	Form of Senior Unsecured Convertible Promissory Note, due October 29, 2022(17)
4.12	Form of Common Stock Purchase Warrant(19)
4.13	Description of Common Stock(20)
4.14	Common Stock Purchase Warrant Agreement dated June 19, 2019(7)
4.15	Form of Securities Purchase Agreement dated August 19, 2020 by and between the Company and the Investor(8)
4.16	Form of Restricted Stock Purchase Agreement, dated as of August 19, 2020(8)
4.17	Form of Securities Purchase Agreement, dated as of October 29, 2021(17)
4.18	Form of Registration Rights Side Letter, dated as of October 29, 2021(17)
5.1	Opinion of Sullivan & Worcester LLP (filed herewith)
10.1	Exchange Agreement dated May 23, 2019(12)
10.2	Side-letter Agreement dated May 23, 2019(12)
10.3	Amendment No. 1 to Exchange Agreement, dated May 30, 2019(5)
10.4	Exchange Agreement dated June 4, 2019(6)
10.5	Exchange Agreement dated June 19, 2019(7)
10.6	Form of Option Term Sheet dated September 2, 2020 by and between the Company and Core(9)
10.7	Form of Exchange Agreement by and between the Company and SKM dated September 24, 2020(10)
10.8	Form of Asset Purchase and Sale Agreement made and entered into as of December 14, 2020 by and between the Company and Core Energy, LLC, Mandalay, LLC and Coal Creek Energy, LLC(11)
10.9	Form of Purchase Agreement by and between the Company and the Investors dated as of March 16, 2021(12)
10.10	Assignment and Bill of Sale, by and between Infinity Energy Resources, Inc. and Core Energy, LLC, dated as of March 31, 2021(13)
10.11	Side Letter, by and between Infinity Energy Resources, Inc. and Core Energy, LLC, dated as of March 31, 2021(13)

10.12	Form of Debt Settlement Agreement, dated as of March 31, 2021(13)
10.13	Form of Settlement Agreement by and between the Company and Global Equity Funding, LLC, dated as of April 1, 2021(15)
10.14	Form of Settlement Agreement by and between the Company and Stephen Cochenet, dated as of April 1, 2021(15)
10.15	2021 Stock Option and Restricted Stock Plan(18)
10.16	Letter Agreement by and between American Noble Gas, Inc. and U.S. Noble Gas, LLC(19)
10.17	Participation Agreement, dated as of April 4, 2022, by and between the Company and SunFlower Exploration, LLC (21)
23.1	Consent of RBSM, LLP (21)
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the Registration Statement)

(1) Filed as an exhibit to Form 10 by the Company on May 13, 2011.

(2) Filed as an exhibit to Amendment No. 2 to Form 10 by the Company on April 5, 2012.

(3) Filed as an exhibit to Definitive Schedule 14A filed by the Company on August 12, 2015.

(4) Filed as an exhibit to Form 8-K by the Company on May 24, 2019.

(5) Filed as an exhibit to Form 8-K by the Company on June 3, 2019.

(6) Filed as an exhibit to Form 8-K by the Company on June 6, 2019.

(7) Filed as an exhibit to Form 8-K by the Company on June 20, 2019.

(8) Filed as an exhibit to Form 8-K by the Company on August 25, 2020.

(9) Filed as an exhibit to Form 8-K by the Company on September 8, 2020.

(10) Filed as an exhibit to Form 8-K by the Company on September 28, 2020.

(11) Filed as an exhibit to Form 8-K by the Company on December 15, 2020.

(12) Filed as an exhibit to Form 8-K by the Company on March 30, 2021.

(13) Filed as an exhibit to Form 8-K by the Company on April 6, 2021.

(14) Filed as an exhibit to Form 8-K/A by the Company on April 22, 2021.

(15) Filed as an exhibit to Form 8-K by the Company on May 11, 2021.

(16) Filed as an exhibit to Form 8-K by the Company on August 13, 2021.

(17) Filed as an exhibit to Form 10-Q by the Company on November 12, 2021.

(18) Filed as an exhibit to Form 8-K by the Company on October 15, 2021.

(19) Filed as an exhibit to Form 8-K by the Company on November 12, 2021.

(20) Filed as an exhibit to Form 8-K by the Company on December 13, 2021.

(21) Filed as an exhibit to Form 10-K by the Company on April 6, 2021.